Exhibit 99.1

ERICO International Corporation	Phone: 1-440-349-2630
30575 Bainbridge Road	Fax: 1-440-349-2996
Suite 300	www.erico.com
Solon, Ohio 44139
U.S.A.

ERICO International Corporation
Increases Tender Offer Consideration and Extends Consent Date in Connection with Its Offer To
Purchase and Consent Solicitation
SOLON, OH – December 6, 2006 — ERICO International Corporation (bond ticker CADDY) announced today that it has modified the terms of its offer to purchase and consent solicitation for any and all of its outstanding 8 7/8% senior subordinated notes due 2012. The current aggregate outstanding principal amount of the notes is $141,000,000.
The Company increased the tender offer consideration and extended the expiration date of the consent solicitation. As a result, holders who tender their notes and deliver their consents prior to midnight, New York City time, on December 19, 2006 (unless extended or terminated by the Company, the “Consent Date”), will receive, for each $1,000 principal amount of notes tendered, total consideration equal to $1,079.92. Holders who tender their notes and deliver their consents after the Consent Date and by 8:00 a.m., New York City time, on December 29, 2006 (unless extended or terminated by the Company, the “Expiration Date”), will receive, for each $1,000 principal amount of notes tendered, tender offer consideration equal to $1,059.92. Accrued and unpaid interest will be paid on all notes tendered and accepted for purchase. The total amount of funds required to purchase all of the outstanding notes, assuming all of the notes are validly tendered and not validly withdrawn prior to the Consent Date, is expected to be approximately $152 million, excluding fees and expenses related to the offer to purchase and consent solicitation.
Holders tendering their notes will be deemed to have delivered their consent to certain proposed amendments to the indenture governing the notes, which will eliminate among other things substantially all of the restrictive and certain other covenants in the indenture. Holders who have previously tendered their notes do not need to re-tender their notes or take any other action in order to receive the increased tender offer consideration.
As of 5:00 p.m., New York City time, on December 5, 2006, holders of approximately $3.8 million aggregate principal amount of the notes had validly tendered and not validly withdrawn their notes and delivered their consents pursuant to the offer to purchase and consent solicitation.
Except for the increase in the tender offer consideration and the extension of the Consent Date, as described above, the terms of the offer to purchase and consent solicitation, including the conditions to the Company’s obligations to accept the notes tendered and consents delivered and pay the total consideration or tender offer consideration, as applicable, as set forth in the Company’s offer to purchase and consent solicitation statement, dated November 28, 2006, remain in full force and effect. The conditions to the Company’s obligation to accept the notes tendered and consents delivered and to pay the total consideration or tender offer consideration, as applicable, including that a majority of the aggregate principal amount of notes outstanding, and not owned by the Company or its affiliates, be validly tendered and not validly withdrawn prior to the Expiration Date as well as the consummation of the proposed recapitalization of the Company’s ultimate parent and related financings, have not been amended. The Company may amend, extend or terminate the offer to purchase and consent solicitation at any time in its sole discretion without making any payments with respect thereto.
Deutsche Bank Securities Inc. is the dealer manager for the offer to purchase and the solicitation agent for the consent solicitation. Questions or requests for assistance may be directed to Deutsche Bank Securities Inc. (telephone: (212) 250-
CADDY®     •     ERICO®      •     ERIFLEX®     •     ERITECH®     •     LENTON®

7772 (collect)). Requests for documentation may be directed to MacKenzie Partners, Inc., the information agent (telephone: (800) 322-2885).
This press release does not constitute an offer or solicitation to purchase or a solicitation of consents with respect to the notes. That offer or solicitation will be made only by means of the offer to purchase and consent solicitation statement and related letter of transmittal and only to such persons and in such jurisdictions as is permitted under applicable law. The information in this news release is qualified by reference to the offer to purchase and consent solicitation statement and the related letter of transmittal.
ERICO is a leading designer, manufacturer and marketer of precision-engineered specialty metal products serving global niche product markets in a diverse range of electrical, construction, utility and rail applications. The Company is headquartered in Solon, Ohio, USA, with a network of sales locations serving more than 25 countries and with manufacturing and distribution facilities worldwide. ERICO’s well-known brand names include: CADDY® fixings, fasteners and supports; CADWELD® welded electrical connections; CRITEC® surge protection devices; ERICO® rail bonds and specialty products; ERIFLEX® low-voltage panel components; ERITECH® electrical products; and LENTON® concrete reinforcement. Visit ERICO online at www.erico.com.
CAUTION CONCERNING FORWARD-LOOKING STATEMENTS
Statements in this release that are not historical facts are forward-looking statements, as that term is defined by the federal securities laws, and can be identified by the use of terminology such as “believe,” “may,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “continue,” “positioned,” “strategy” and similar expressions. These statements are only the Company’s predictions and not guarantees of future performance. The Company’s actual results may differ materially from those contained in the forward-looking statements in this release as a result of risks, uncertainties and contingencies that include, without limitation, general economic conditions in the markets in which the Company operates, industry related and other factors such as the Company’s ability to satisfy the conditions to the consummation of the offer to purchase and consent solicitation, the availability of sufficient amounts of raw materials, particularly steel and copper, and the Company’s ability to acquire these raw materials on an economic basis; risks associated with foreign operations, including fluctuations in exchange rates of foreign currencies; competitive pressures on pricing; operational issues at the Company’s facilities; availability of financing to fund operations at anticipated rates and terms; prolonged work stoppages; governmental or regulatory policies; product warranty, product liability and product recall costs; rapid increases in health care costs; the Company’s acquisition activities; the Company’s substantial debt and leverage and ability to service its debt; the restrictive covenants contained in the agreements governing the Company’s indebtedness; the Company’s ability to realize revenue growth; the Company’s ability to implement initiatives designed to increase operating efficiencies and improve results; the loss of major customers; acts of war or terrorism; and other risks and uncertainties set forth under “Risk Factors” in the Company’s SEC filings, including its Annual Report on Form 10-K filed with the SEC on March 10, 2006 and available at www.sec.gov. The Company undertakes no obligation, except as required by law, to update these statements.

Contact:	Polly Bloom
Investor Relations
(440) 542-1304
CADDY®     •     ERICO®      •     ERIFLEX®     •     ERITECH®     •     LENTON®